Exhibit 10.14

COMMON STOCK PURCHASE AGREEMENT

THIS COMMON STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of April 26, 2016, by and between Intellia Therapeutics, Inc., a Delaware corporation (the “Company”), and Novartis Institutes for Biomedical Research, Inc., a Delaware corporation (“Purchaser”).

RECITALS

A. The Company is planning to issue and sell shares of the common stock, par value $0.0001 per share, of the Company (the “Common Stock”) in an underwritten initial public offering (the “IPO”) pursuant to the Company’s registration statement on Form S-1 (File No. 333-210689) (the “Registration Statement”) and an underwriting agreement (the “Underwriting Agreement”) by and among the Company and Credit Suisse Securities (USA) LLC, Jefferies LLC, and Leerink Partners LLC, as representatives of the several underwriters listed therein (together, the “Underwriters”).

B. Purchaser desires to purchase, and the Company desires to issue and sell, upon the terms and conditions stated herein, shares of Common Stock at a price per share equal to the price at which the Common Stock is issued and sold to the public in the IPO (the “Per Share Purchase Price”) for an aggregate purchase price of $5.0 million (the “Subscription Amount”) contingent upon and concurrently with the closing of the IPO.

C. The Company and Purchaser are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (codified at 15 U.S.C. Sec. 77a et seq., and hereinafter the “Securities Act”), and Rule 506 of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “Commission”) under the Securities Act.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and Purchaser hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms shall have the meanings indicated in this Section 1.1:

“Closing Date” means the third (3rd) trading day after the trading day on which the Underwriting Agreement has been executed and delivered by all parties thereto.

“Company Covered Person” means, with respect to the Company as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1).

“Company’s Knowledge” means the knowledge of the executive officers (as defined in Rule 405 under the Securities Act) of the Company, after due inquiry, assuming the diligent exercise of such officers’ duties.

“Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, or results of operations of the Company.

“Material Contract” means any contract of the Company that has been filed or was required to have been filed as an exhibit to the Registration Statement pursuant to Item 601(b)(4) or Item 601(b)(10) of Regulation S-K.

“Preliminary Prospectus” means the most recent preliminary prospectus included in the Registration Statement at the time of effectiveness of the Registration Statement.

“Prospectus” means the final prospectus filed by the Company pursuant to Rule 424 under the Securities Act relating to the IPO.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

“Transaction Documents” means this Agreement and any other documents or agreements executed in connection with the transactions contemplated hereunder.

ARTICLE 2

PURCHASE AND SALE

2.1 Closing.

(a) Amount. Subject to the terms and conditions set forth in this Agreement, at the Closing, the Company shall issue and sell to Purchaser, and Purchaser shall purchase from the Company, such number of shares of Common Stock (the “Shares”) equal to the quotient resulting from dividing (i) the Subscription Amount by (ii) the Per Share Purchase Price, with any fraction of a share rounded down to the nearest whole share.

(b) Closing. The purchase and sale of the Shares shall be contingent on and take place concurrently with the closing of the IPO and remotely via the exchange of documents and signatures or at such other time and place as the parties may mutually agree upon, orally or in writing (which time and place are designated as the “Closing”).

2.2 Delivery. At the Closing, upon payment of the Subscription Amount (if applicable, as reduced by operation of Section 2.1(a)) by wire transfer to a bank account designated by the Company or by such other methods as may be designated by the Company in writing to Purchaser no later than three (3) business days before the Closing, the Company shall deliver to Purchaser evidence of the issuance of the Shares to Purchaser via book-entry format, in the form of a “screen shot” of the records of the Company’s transfer agent, and the Company’s transfer agent shall confirm such issuance telephonically. Confirmation from the Company’s transfer agent that the Shares have been issued as provided by this Section 2.2 shall be sufficient evidence at the Closing that the Shares have been issued to Purchaser. The Company shall deliver to Purchaser a share balance statement from the Company’s transfer agent evidencing the issuance of the Shares to Purchaser at the Closing no later than the business day immediately following the Closing.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Company. The Company hereby represents and warrants as of the date hereof and the Closing Date (except for the representations and warranties that speak as of a specific date, which shall be made as of such date), to Purchaser that:

(a) Organization, Good Standing, Corporate Power and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted and to enter into the Transaction Documents to which it is a party. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

(b) Authorization. All corporate action required to be taken by the Company’s Board of Directors and stockholders in order to authorize the Company to enter into the Transaction Documents, and to issue the Shares at the Closing, has been taken or will be taken prior to the Closing. All action on the part of the officers of the Company necessary for the execution and delivery of the Transaction Documents, the performance of all obligations of the Company under the Transaction Documents to be performed as of the Closing, and the issuance and delivery of the Shares has been taken or will be taken prior to the Closing. The Transaction Documents, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or any other laws of general application relating to or affecting the enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(c) Valid Issuance of Shares.

(i) The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Documents, applicable state and federal securities laws and liens or encumbrances created by or imposed by Purchaser. Assuming the accuracy of the representations of Purchaser in Section 3.2 and subject to the filings described in Section 3.1(d), the Shares will be issued in compliance with all applicable federal and state securities laws.

(ii) As of the Closing Date, the Shares that are being purchased by Purchaser hereunder will conform to the description of the Common Stock contained in the Prospectus. As of the Closing Date, the statements set forth in the Prospectus under the caption “Description of Capital Stock,” insofar as they purport to constitute a summary of the terms of the Company’s capital stock, are accurate, complete and fair in all material respects.

(iii) No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of Regulation D (a “Disqualification Event”) is applicable to the Company or, to the Company’s Knowledge, any Company Covered Person, except for a Disqualification Event as to which Rule 506(d)(2)(ii)–(iv) or (d)(3) is applicable.

(d) Governmental Consents and Filings. Assuming the accuracy of the representations made by Purchaser in Section 3.2, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for filings pursuant to Regulation D and applicable state securities laws, which have been made or will be made in a timely manner.

(e) Compliance with Other Instruments. The Company is not in violation or default (i) of any provisions of its certificate of incorporation or bylaws, (ii) of any instrument, judgment,

order, writ or decree, (iii) under any note, indenture or mortgage, (iv) under any Material Contract, or (v) to the Company’s Knowledge, of any provision of federal or state statute, rule or regulation applicable to the Company, the violation of which statute, rule or regulation would have a Material Adverse Effect. The execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated by the Transaction Documents will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement; or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company.

(f) Registration Statement and Prospectus. The Registration Statement as of the date when it is declared effective by the Commission will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Preliminary Prospectus as of the date hereof does not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances in which they were made, not misleading. The Prospectus, as of its date and as of the date of the closing of the IPO, will not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(g) Brokers and Finders. No Person will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon the Company or Purchaser for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Company.

(h) Rights Agreement. Attached hereto as Exhibit A is a complete and accurate copy of the Investor Rights Agreement, dated as of August 20, 2015, as amended (the “Rights Agreement”), by and between the Company and the investors party thereto.

3.2 Representations and Warranties of Purchaser. Purchaser hereby represents and warrants as of the date hereof and as of the Closing Date (except for the representations and warranties that speak as of a specific date, which shall be made as of such date) to the Company as follows:

(a) Authorization. Purchaser has requisite corporate power and authority to enter into the Transaction Documents to which it is a party. The Transaction Documents, when executed and delivered by Purchaser, will constitute valid and legally binding obligations of Purchaser, enforceable in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or any other laws of general application relating to or affecting the enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(b) Purchase Entirely for Own Account. This Agreement is made with Purchaser in reliance upon Purchaser’s representation to the Company, which by Purchaser’s execution of this Agreement, Purchaser hereby confirms, that the Shares to be acquired by Purchaser will be acquired for investment for Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Purchaser further represents that Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Shares.

(c) Disclosure of Information. Purchaser has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Shares with the Company’s management. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 3.1 or the right of Purchaser to rely thereon.

(d) Restricted Securities. Purchaser understands that the Shares have not been registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Purchaser’s representations as expressed herein. Purchaser understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Purchaser must hold the Shares indefinitely unless they are registered with the Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Purchaser acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company which are outside of Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy. Purchaser acknowledges that the Company filed the Registration Statement in connection with the IPO. Purchaser understands that this transaction is not intended to be part of the IPO, and that Purchaser will not be able to rely on the protection of Section 11 of the Securities Act with respect to the Shares and the transaction contemplated hereunder.

(e) Legends. Purchaser understands that the Shares and any securities issued in respect of or exchange for the Shares, may be notated with one or all of the following legends:

(i) “THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION UNDER THE SECURITIES ACT OF 1933.”

(ii) Any legend set forth in, or required by, the other Transaction Documents.

(iii) Any legend required by the securities laws of any state to the extent such laws are applicable to the Shares represented by the certificate, instrument, or book entry so legended.

(f) Accredited Investor. Purchaser is an “accredited investor” as defined in Rule 501(a) of Regulation D.

(g) “Bad Actor” Status. Purchaser is not a “bad actor” within the meaning of Rule 506(d) of Regulation D.

(h) No General Solicitation. Neither Purchaser, nor any of its officers, directors, employees, or agents, has either directly or indirectly, including, through a broker or finder (i) engaged in any general solicitation, or (ii) published any advertisement, in each case, in connection with the offer and sale of the Shares.

(i) Access to Information. Purchaser acknowledges that it has received all the information it considers necessary or appropriate for deciding whether to purchase the Shares and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Shares and the merits and risks of investing in the Shares; (ii) access to information about the Company and its respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment. Neither such inquiries nor any other investigation conducted by or on behalf of Purchaser or its representatives or counsel shall modify, amend or affect Purchaser’s right to rely on the truth, accuracy and completeness of the Registration Statement and the Company’s representations and warranties contained in the Transaction Documents.

(j) Brokers and Finders. No Person will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon the Company or any Purchaser for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of Purchaser.

ARTICLE 4

CONDITIONS PRECEDENT TO CLOSING

4.1 Conditions Precedent to the Obligations of Purchaser to Purchase Shares at the Closing. The obligation of Purchaser to acquire Shares at the Closing is subject to the fulfillment to Purchaser’s satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Purchaser in writing:

(a) Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct in all material respects (except for those representations and warranties which are qualified as to materiality, in which case such representations and warranties shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except for such representations and warranties that speak as of a specific date.

(b) Performance. The Company shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing and shall have obtained all approvals, consents and qualifications necessary to complete the purchase and sale of the Shares described herein.

(c) Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be duly obtained and effective as of the Closing, other than (i) the filing pursuant to Regulation D and (ii) the filings required by applicable state “blue sky” securities laws, rules and regulations.

(d) IPO Shares. The Underwriters shall have purchased, concurrent with the purchase of the Shares by Purchaser hereunder, the Firm Securities (as defined in the Underwriting Agreement) at the purchase price per share set forth in the Underwriting Agreement.

(e) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents.

4.2 Conditions Precedent to the Obligations of the Company to Sell Shares at the Closing. The Company’s obligation to sell and issue the Shares to Purchaser at the Closing is subject to the fulfillment to the satisfaction of the Company on or prior to the Closing Date of the following conditions, any of which may be waived by the Company in writing:

(a) Representations and Warranties. The representations and warranties made by Purchaser in Section 3.2 hereof shall be true and correct in all material respects as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except for representations and warranties that speak as of a specific date.

(b) IPO Shares. The Underwriters shall have purchased, concurrent with the purchase of the Shares by Purchaser hereunder, the Firm Securities (as defined in the Underwriting Agreement) at the purchase price per share set forth in the Underwriting Agreement.

(c) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents.

ARTICLE 5

MISCELLANEOUS

5.1 Removal of Legends. It is understood and agreed by the Company that the restrictive legends and stop transfer instructions described in Section 3.2(e) will be removed at the time the Shares purchased hereunder are registered under the Securities Act and sold pursuant to such registration, or are sold or to be sold under Rule 144 under the Securities Act, or otherwise with a transfer pursuant to an exemption from registration under the Securities Act.

5.2 Termination. This Agreement shall automatically terminate upon the earliest to occur of (i) the written consent of the Company and Purchaser, (ii) the withdrawal by the Company of the Registration Statement, (iii) following the execution of the Underwriting Agreement, the termination of such Underwriting Agreement in accordance with its terms, or (iv) 11:59 P.M. (Eastern Time) on May 13, 2016 (the “Cutoff Time”), if the Registration Statement has not been declared effective by the Commission by the Cutoff Time.

5.3 Entire Agreement. The Transaction Documents, together with the Exhibits and Schedules thereto, contain the complete understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior understandings and writings relating to the subject matter hereof and thereof, which the parties acknowledge have been merged into such documents, exhibits and schedules. At or after the Closing, and without further consideration, the Company and Purchaser will execute and deliver to the other such further documents as may be reasonably requested in order to give practical effect to the intention of the parties under the Transaction Documents.

5.4 Notices. All notices, instructions and other communications required or permitted hereunder or in connection herewith shall be in writing, shall be sent to the address of the relevant party set forth below and shall be (i) delivered personally, (ii) sent via a reputable nationwide overnight courier service, or (iii) sent by facsimile transmission, with a confirmation copy to be sent by registered or certified mail, return receipt requested, postage prepaid. Any such notice, instruction or communication shall be deemed to have been delivered upon receipt if delivered by hand and two (2) business days after it is sent via a reputable nationwide overnight courier service. Either party may change its address by giving notice to the other party in the manner provided above.

To the Company:	Intellia Therapeutics, Inc. 130 Brookline St., Suite 201 Cambridge, MA 02139 Attention: President and CEO

With a copy to:	Intellia Therapeutics, Inc. 130 Brookline St., Suite 201 Cambridge, MA 02139 Attention: Chief Legal Officer and Goodwin Procter 53 State Street Boston, MA 02109 Attention: Arthur R. McGivern, Esq.

To Purchaser:	Novartis Institutes for Biomedical Research, Inc. 250 Massachusetts Avenue Cambridge, MA 02139 Attention: Global Head, Strategic Alliances

With a copy to:	Novartis Institutes for Biomedical Research, Inc. 250 Massachusetts Avenue Cambridge, MA 02139 Attention: General Counsel

5.5 Amendment and Waiver. No provision in this Agreement shall be supplemented, deleted or amended except in a writing executed by an authorized representative of each of the Company and Purchaser.

5.6 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

5.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

5.8 Governing Law. This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed under the laws of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

5.9 Execution. This Agreement may be executed in counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument. In addition, this Agreement may be executed by facsimile or “PDF” and such facsimile or “PDF” signature shall be deemed to be an original.

5.10 Severability. Should one or more provisions of this Agreement be or become invalid, then the parties hereto will attempt to agree upon valid provisions in substitution for the invalid provisions, which in their economic effect come so close to the invalid provisions that it can be reasonably assumed that the parties would have accepted this Agreement with those new provisions. If the parties are unable to agree on such valid provisions, the invalidity of such one or more provisions of this Agreement will not affect the validity of the Agreement as a whole, unless the invalid provisions are of such essential importance for this Agreement that it may be reasonably presumed that the parties would not have entered into this Agreement without the invalid provisions.

5.11 Expenses. Each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement.

5.12 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or waiver of or acquiescence in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on any party’s part of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, the organizational documents of the Company or otherwise afforded to any party, shall be cumulative and not alternative.

5.13 Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, Purchaser and the Company will be entitled to specific performance under the Transaction Documents. Each of the parties acknowledges that the rights of each party to consummate the transactions contemplated hereby are unique and recognizes and affirms that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching party may have no adequate remedy at law. Accordingly, such non-breaching party shall have the right, in addition to any other rights and remedies existing in its favor at law or in equity, to enforce its rights and the other party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security). Each of the parties agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement, and hereby waives (i) any defenses in any action for an injunction, specific performance or other equitable relief, including the defense that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity, and (ii) any requirement under law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief.

5.14 Indemnification; Limitations on Liability. The Company shall indemnify, defend and hold Purchaser harmless from and against all liabilities, losses, and damages, together with all reasonable costs and expenses related thereto (including, without limitation, reasonable legal and accounting fees and expenses), which would not have been incurred if (i) all of the representations and warranties of the Company in Section 3.1 had been true and correct pursuant to the terms of this Agreement when made and at the time of the Closing, as applicable, and (ii) all of the covenants and agreements of the Company in this Agreement had been duly and timely complied with and performed; provided, however, that the aggregate liability of the Company to Purchaser under this Section 5.14 shall not exceed the amount paid by Purchaser pursuant to Section 2.2(a); and provided, further, however, that the representations and warranties set forth in Section 3.1(f) shall survive the Closing until the third anniversary of the Closing Date, whereupon they shall expire and any claim for liabilities, losses or damages arising out of or relating to a breach of the representations and warranties set forth in Section 3.1(f) must be brought prior to the third anniversary of the Closing Date.

[signatures to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Common Stock Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

COMPANY:

INTELLIA THERAPEUTICS, INC.

By:	/s/ Nessan Bermingham
Name:	Nessan Bermingham
Title:	President and Chief Executive Officer

[Signature Page to Common Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Common Stock Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

PURCHASER:

NOVARTIS INSTITUTES FOR BIOMEDICAL RESEARCH, INC.

By:	/s/ Scott A. Brown
Name:	Scott A. Brown
Title:	VP, General Counsel

[Signature Page to Common Stock Purchase Agreement]

Exhibit A

Rights Agreement